Exhibit 10.31

HUNTINGTON INGALLS INDUSTRIES, INC.
TERMS AND CONDITIONS APPLICABLE TO
[__] RESTRICTED PERFORMANCE STOCK RIGHTS
GRANTED UNDER THE [__] LONG-TERM INCENTIVE STOCK PLAN

These Terms and Conditions (“Terms”) apply to certain “Restricted Performance Stock Rights” (“RPSRs”) granted by Huntington Ingalls Industries, Inc. (the “Company”) in [__]. If you were granted an RPSR award by the Company in [__], the date of grant of your RPSR award and the target number of RPSRs applicable to your award are set forth in the letter from the Company announcing your RPSR award grant (your “Grant Letter”) and are also reflected in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply only with respect to your [__] RPSR award. If you were granted an RPSR award, you are referred to as the “Grantee” with respect to your award. Capitalized terms are generally defined in Section 10 below if not otherwise defined herein.

Each RPSR represents a right to receive one share of the Company’s Common Stock, or cash of equivalent value as provided herein, subject to vesting as provided herein. The performance period applicable to your award is January 1, [__] to December 31, [__] (the “Performance Period”). The target number of RPSRs subject to your award is subject to adjustment as provided herein. The RPSR award is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.

1.    Vesting; Payment of RPSRs.

The RPSRs are subject to the vesting and payment provisions established (or to be established, as the case may be) by the Committee with respect to the Performance Period. RPSRs that vest based on such provisions will be paid as provided below. No fractional shares will be issued.

1.1 Performance-Based Vesting of RPSRs. At the conclusion of the Performance Period, the Committee shall determine whether and the extent to which the applicable performance criteria have been achieved for purposes of determining earnouts and RPSR payments. Based on its determination, the Committee shall determine the percentage of target RPSRs subject to the award (if any) that have vested for the Performance Period in accordance with the earnout schedule established (or to be established, as the case may be) by the Committee with respect to the Performance Period (the “Earnout Percentage”). Any RPSRs subject to the award that are not vested as of the conclusion of the Performance Period after giving effect to the Committee’s determinations under this Section 1.1 shall terminate and become null and void immediately following such determinations.

1.2 Payment of RPSRs. The number of RPSRs payable at the conclusion of the Performance Period (“Earned RPSRs”) shall be determined by multiplying the Earnout Percentage by the target number of RPSRs subject to the award. The Earned RPSRs may be paid out in either an equivalent number of shares of Common Stock, or, in the discretion of the Committee, in cash or in a combination of shares of Common Stock and cash.
In the event of a cash payment, the amount of the payment for each Earned RPSR to be paid in cash will equal the Fair Market Value of a share of Common Stock as of the date the Committee determines the extent to which the applicable RPSR performance criteria have been achieved. RPSRs will be paid in the calendar year following the calendar year containing the last day of the Performance Period (and generally will be paid on or before March 15 of such year).

Exhibit 10.31

2.	Early Termination of Award; Termination of Employment.

2.1 General. The RPSRs subject to the award shall terminate and become null and void prior to the conclusion of the Performance Period if and when (a) the award terminates in connection with a Change in
Control pursuant to Section 5 below, or (b) except as provided below in this Section 2 and in Section 5, the
Grantee ceases for any reason to be an employee of the Company or one of its subsidiaries.

2.2 Termination of Employment Due to Retirement, Death or Disability. The number of RPSRs subject to the award shall vest on a prorated basis as provided herein if the Grantee’s employment by the Company and its subsidiaries terminates due to the Grantee’s Retirement, death, or Disability and, in each case, only if the Grantee has completed at least six (6) consecutive calendar months of employment with the Company or a subsidiary during the Performance Period. Such prorating of RPSRs shall be based on the number of full months the Grantee was actually employed by the Company or one of its subsidiaries out of the thirty-six month Performance Period. Partial months of employment during the Performance Period, even if substantial, shall not be counted for purposes of prorated vesting. Any RPSRs subject to the award that do not vest in accordance with this Section 2.2 upon a termination of the Grantee’s employment due to Retirement, death or Disability shall terminate immediately upon such termination of employment.

Death or Disability. In the case of death or Disability during the first or second calendar year of the Performance Period (a) the Performance Period used to calculate the Grantee’s Earned RPSRs will be deemed to have ended as of the last day of the calendar year in which the death or Disability occurs, (b) the Earnout Percentage of the Grantee’s RPSRs will be determined based on actual performance for that short Performance Period, and (c) payment of Earned RPSRs will be made in the calendar year following the calendar year containing the last day of that short Performance Period (and generally will be paid on or before March 15 of such year). In the case of death or Disability during the third calendar year of the Performance Period, (a) the entire Performance Period will be used to calculate the Grantee’s Earned RPSRs, (b) the Earnout Percentage of the Grantee’s RPSRs will be determined based on actual performance for the Performance Period, and (c) payment of Earned RPSRs will be made in the calendar year following the calendar year containing the last day of the Performance Period (and generally will be paid on or before March 15 of such year).

Retirement in General. Subject to the following provisions of this Section 2.2, in the case of
Retirement, (a) the entire Performance Period will be used to calculate the Grantee’s Earned RPSRs, (b) the Earnout Percentage of the Grantee’s RPSRs will be determined based on actual performance for the Performance Period, and (c) payment of Earned RPSRs will be made in the calendar year following the calendar year containing the last day of the Performance Period (and generally will be paid on or before March 15 of such year).

In determining the Grantee’s eligibility for Retirement, service is measured by dividing (a) the number of days the Grantee was employed by the Company or a subsidiary in the period commencing with his or her last date of hire by the Company or a subsidiary through and including the date on which the Grantee is last employed by the Company or a subsidiary, by (b) 365. If the Grantee ceased to be employed by the Company or a subsidiary and was later rehired by the Company or a subsidiary, the Grantee’s service prior to the break in service shall be disregarded in determining service for such purposes; provided that, if the Grantee’s employment with the Company or a subsidiary had terminated due to the
Grantee’s Retirement, or by the Company or a subsidiary as part of a reduction in force (in each case, other than a termination by the Company or a subsidiary for cause) and, within the two-year period following such termination of employment (the “break in service”) the Grantee was subsequently rehired by the Company or a subsidiary, then the Grantee’s period of service with the Company or a subsidiary prior to and ending with the break in service will be included in determining service for such purposes. For purposes of determining the Grantee’s eligibility for Retirement pursuant to this paragraph, service with

Exhibit 10.31

the Northrop Grumman Corporation or its subsidiaries prior to the Company’s separation from the Northrop Grumman Corporation will be recognized in the same manner as service for the Company or a subsidiary of the Company. In the event the Grantee is employed by a business that is acquired by the Company or a subsidiary, the Company shall have discretion to determine whether the Grantee’s service prior to the acquisition will be included in determining service for such purposes.

Retirement Due to Government Service. In the case of a Governmental Service Retirement by the Grantee (a) the Performance Period used to calculate the Grantee’s Earned RPSRs will be deemed to have ended as of the most recent date that performance has been measured by the Company with respect to the RPSRs prior to the Grantee’s Retirement (including measurement for purposes of the Company’s Form 10-Q, but in no event shall such date be more than one year before the Grantee’s Retirement), (b) the Earnout Percentage of the Grantee’s RPSRs will be determined based on actual performance for that short Performance Period, and (c) payment of Earned RPSRs will be made within 10 days after Retirement.

2.3 Other Terminations of Employment. Subject to Section 5.2, all RPSRs subject to the award terminate immediately upon a termination of the Grantee’s employment: (a) for any reason other than due to the Grantee’s Retirement, death or Disability; or (b) for Retirement, death or Disability, if the six-month employment requirement under Section 2.2 above is not satisfied.

2.4 Leave of Absence. Unless the Committee otherwise provides (at the time of the leave or otherwise), if the Grantee is granted a leave of absence by the Company, the Grantee (a) shall not be deemed to have incurred a termination of employment at the time such leave commences for purposes of the award, and (b) shall be deemed to be employed by the Company for the duration of such approved leave of absence for purposes of the award. A termination of employment shall be deemed to have occurred if the Grantee does not timely return to active employment upon the expiration of such approved leave or if the Grantee commences a leave that is not approved by the Company.

2.5 Salary Continuation. Subject to Section 2.4 above, the term “employment” as used herein means active employment by the Company and salary continuation without active employment (other than a leave of absence approved by the Company that is covered by Section 2.4) will not, in and of itself, constitute “employment” for purposes hereof (in the case of salary continuation without active employment, the Grantee’s cessation of active employee status shall, subject to Section 2.4, be deemed to be a termination of “employment” for purposes hereof). Furthermore, salary continuation will not, in and of itself, constitute a leave of absence approved by the Company for purposes of the award.

2.6 Sale or Spinoff of Subsidiary or Business Unit. For purposes of the RPSRs subject to the award, a termination of employment of the Grantee shall be deemed to have occurred if the Grantee is employed by a subsidiary or business unit and that subsidiary or business unit is sold, spun off, or otherwise divested, the Grantee does not otherwise continue to be employed by the Company or one of its subsidiaries after such event, and the divested entity or business (or its successor or a parent company) does not assume the award in connection with such transaction. In the event of such a termination of employment, the termination shall be deemed to be a Retirement treated as provided for in Section 2.2 (subject to Section 5).

2.7 Continuance of Employment Required. Except as expressly provided in Sections 2.2 and 2.4 above and in Section 5 below, the vesting of the RPSRs subject to the award requires continued employment through the last day of the Performance Period as a condition of the payment of such RPSRs. Employment for only a portion of the Performance Period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment. Nothing contained in these Terms, the Grant Letter, the Stock Plan System, or the Plan constitutes an employment commitment by the Company or any subsidiary, affects the Grantee’s status (if the Grantee is otherwise an at-will employee) as an employee at will who is subject to termination without cause, confers upon the Grantee any right to continue in the

Exhibit 10.31

employ of the Company or any subsidiary, or interferes in any way with the right of the Company or of any subsidiary to terminate such employment at any time.

2.8 Death. In the event of the Grantee’s death subsequent to the vesting of RPSRs but prior to the delivery of shares or other payment with respect to such RPSRs, the Grantee’s Successor shall be entitled to any payments to which the Grantee would have been entitled under these Terms with respect to such RPSRs.

3.     Non-Transferability and Other Restrictions.

3.1 Non-Transferability. The award, as well as the RPSRs subject to the award, are nontransferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to transfers to the Company or transfers by will or the laws of descent and distribution. Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company's ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.

3.2 Recoupment of Awards. Any payments or issuances of shares with respect to the award are subject to recoupment pursuant to the Company’s
Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time as well as any recoupment or similar provisions of applicable law, and the Grantee shall promptly make any reimbursement requested by the Board or Committee pursuant to such policy or applicable law with respect to the award. Further, the Grantee agrees, by accepting the award, that the Company and its affiliates may deduct from any amounts it may owe the Grantee from time to time (such as wages or other compensation) to the extent of any amounts the Grantee is required to reimburse the Company pursuant to such policy or applicable law with respect to the award.

4.	Compliance with Laws; No Stockholder Rights Prior to Issuance; Dividend Equivalent Rights.

4.1    Compliance with Laws. The Company’s obligation to make any payments or issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed.

4.2    Limitations on Rights Associated with RPSRs. The Grantee shall not have the rights and privileges of a stockholder, including without limitation the right to vote or receive dividends (except as expressly provided in Section 4.3), with respect to any shares which may be issued in respect of the RPSRs until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Grantee), if such shares become deliverable.

4.3    Dividend Equivalent Rights. Not later than 60 days following each date that the Company pays an ordinary cash dividend on its Common Stock (if any), the Company shall credit the Grantee with an additional number of RPSRs equal to the quotient of (A) the product of (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the total number of target RPSRs (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 5) subject to the RPSR award as of the related dividend payment record date, divided by (B) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. Any RPSRs credited pursuant to the foregoing provisions of this Section 4.3 shall be added to the number of target RPSRs awarded to the Grantee and shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original RPSRs to which they relate. No crediting of

Exhibit 10.31

RPSRs shall be made pursuant to this Section 4.3 with respect to any RPSRs which, as of such record date, have been paid pursuant to Section 1.

5.     Adjustments; Change in Control.

5.1 Adjustments. The RPSRs and the shares subject to the award are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 6(a) of the Plan. In addition, for RPSRs that do not use a relative total shareholder return metric as the applicable performance criterion, the Committee shall adjust the applicable performance criteria to eliminate the effects of the gain, loss, income or expense or other extraordinary items resulting from (i) changes in accounting principles that become effective during the
Performance Period, (ii) the purchase or disposition of a business during the Performance Period, and (iii) extraordinary charges not foreseen at the date of grant of the RPSRs, provided that the Committee shall have the discretion not to make any such adjustment if not making such adjustment would result in a reduction in the number of Earned RPSRs or would cause the RPSRs to fail to qualify for the performance-based compensation exception under Code Section 162(m) if the Grantee is a “covered employee” for purposes of such section. In the event of any adjustment, the Company will give the Grantee written notice thereof which will set forth the nature of the adjustment.

5.2 Possible Vesting Acceleration on Change in Control. Notwithstanding the provisions of Section 2 hereof, and further subject to the Company’s ability to terminate the award as provided in Section 5.3 below, the Grantee shall be entitled to vesting of the award as provided below in the event of the Grantee’s termination of employment in the following circumstances:

(a) if the Grantee is covered by a Change in Control Severance Arrangement at the time of the termination, and the termination of employment constitutes a “Qualifying Termination” (as such term, or any similar successor term, is defined in such Change in Control Severance Arrangement) that triggers the Grantee’s right to severance benefits under such Change in Control Severance Arrangement.

(b) if the Grantee is not covered by a Change in Control Severance Arrangement at the time of the termination, the termination occurs either within the Protected Period corresponding to a Change in Control of the Company or within twenty-four (24) calendar months following the date of a Change in Control of the Company, and the Grantee’s employment by the Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries for reasons other than Cause or by the Grantee for Good Reason.

Notwithstanding anything else contained herein to the contrary, the termination of the Grantee’s employment (or other events giving rise to Good Reason) shall not entitle the Grantee to any accelerated vesting pursuant to clause (b) above if there is objective evidence that, as of the commencement of the Protected Period, the Grantee had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months. The applicable Change in Control Severance Arrangement shall govern the matters addressed in this paragraph as to clause (a) above.

In the event the Grantee is entitled to payment in accordance with the foregoing provisions of this
Section 5.2, then the Grantee will be eligible for payment of a number of RPSRs determined in accordance with the following formula: (a) the Earnout Percentage determined in accordance with
Section 1 but calculated based on performance for the portion of the Performance Period ending on the last day of the month coinciding with or immediately preceding the date of the termination of the Grantee’s employment, multiplied by (b) the target number of RPSRs subject to the award. Payment of any amount due under this Section 5.2 will be made in the calendar year following the calendar year containing the last day of the Performance Period (and generally will be paid on or before March 15 of such year) unless

Exhibit 10.31

the Grantee dies or has a Disability, in which case such payment will be made within 2.5 months following the date of the Grantee’s death or
Disability, as the case may be. In the event the Grantee is entitled to payment in accordance with the foregoing provisions of this Section 5.2, then this Section 5.2 shall control as to the amount and timing of the payment of the award notwithstanding anything in Section 2.2 to the contrary.

5.3 Automatic Vesting Acceleration; Early Termination. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control the Grantee shall be entitled to a payment of the RPSRs as provided below and the award shall terminate. Unless the Committee expressly provides otherwise in the circumstances, no acceleration of vesting of the award shall occur pursuant to this Section 5.3 in connection with a Change in Control if either (a) the Company is the surviving entity, or (b) the successor to the Company (if any) (or a Parent thereof) agrees in writing prior to the Change in Control to assume the award. The
Committee may make adjustments pursuant to Section 6(a) of the Plan and/or deem an acceleration of vesting of the award pursuant to this Section 5.3 to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Grantee to realize the benefits intended to be conveyed with respect to the shares underlying the award; provided, however, that, the Committee shall reinstate the original terms of the award if the related event does not actually occur.

In the event the Grantee is entitled to a payment in accordance with the foregoing provisions of this Section 5.3, then the Grantee will be eligible for payment of a number of RPSRs determined in accordance with the following formula: (a) the Earnout Percentage determined in accordance with
Section 1 but calculated based on performance for the portion of the Performance Period ending on the date of the Change in Control of the Company, multiplied by (b) the target number of RPSRs subject to the award.

Payment of any amount due under this Section 5.3 will be made in the calendar year following the calendar year containing the last day of the Performance Period (and generally will be paid on or before March 15 of such year) unless: (i) the Grantee dies or has a Disability, in which case such payment will be made within 2.5 months following the date of the Grantee’s death or Disability, as the case may be, or (ii) a Governmental Service Retirement by the Grantee, in which case payment will be made within 10 days after Retirement. In the event the Grantee is employed by the Company or a subsidiary immediately prior to the Change in Control and is entitled to payment in accordance with the foregoing provisions of this Section 5.3, then this Section 5.3 shall control as to the amount and timing of the payment of the award notwithstanding anything in Section 2.2 or 5.2 to the contrary.

In the event of the Grantee’s Retirement pursuant to Section 2.2 (or deemed Retirement pursuant to Section 2.6) prior to a Change in Control described in the first paragraph of this Section 5.3 in which the award is to be terminated, the Earnout Percentage shall no longer be based on the portion of the Performance Period otherwise considered for purposes of Section 2.2 but shall instead be calculated based on performance for the portion of the Performance Period ending on the date of the Change in Control of the Company.

6.     Tax Matters.

6.1 Tax Withholding. The Company or the subsidiary which employs the Grantee shall be entitled to require, as a condition of making any payments or issuing any shares upon vesting of the RPSRs, that the Grantee or other person entitled to such shares or other payment pay any sums required to be withheld by federal, state, local or other applicable tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from

Exhibit 10.31

compensation otherwise payable to the Grantee or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy such withholding obligations at the flat percentage rates applicable to supplemental wages).

6.2 Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the vesting of the RPSRs.

6.3 Compliance with Code. The Committee shall administer and construe the award, and may amend the Terms of the award, in a manner designed to comply with the Code and to avoid adverse tax consequences under Code Section 409A or otherwise.

6.4 Unfunded Arrangement. The right of the
Grantee to receive payment under the award shall be an unsecured contractual claim against the Company. As such, neither the Grantee nor any Successor shall have any rights in or against any specific assets of the Company based on the award. Awards shall at all times be considered entirely unfunded for tax purposes.

7.     Committee Authority.

The Committee has the discretionary authority to determine any questions as to the date when the Grantee’s employment terminated and the cause of such termination and to interpret any provision of these Terms, the Grant Letter, the Stock Plan System, the Plan, and any other applicable rules. Any action taken by, or inaction of, the Committee relating to or pursuant to these Terms, the Grant Letter, the Stock Plan System, the Plan, or any other applicable rules shall be within the absolute discretion of the Committee and shall be conclusive and binding on all persons.

8.     Plan; Amendment.

The RPSRs subject to the award are governed by, and the Grantee’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Committee, as the foregoing may be amended from time to time. The Grantee shall have no rights with respect to any amendment of these Terms or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Grant Letter and/or the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall control.

9.     Required Holding Period.

The holding requirements of this Section 9 shall apply to any Grantee who is an elected or appointed officer of the Company on the date Earned RPSRs are paid (or, if earlier, on the date the Grantee’s employment by the Company and its subsidiaries terminates for any reason). Any Grantee subject to this Section 9 shall not be permitted to sell, transfer, anticipate, alienate, assign, pledge, encumber or charge 50% of the total number (if any) of shares of Common Stock the Grantee receives as payment for Earned RPSRs until the earlier of (A) the third anniversary of the date such shares of Common Stock are paid to the Grantee, or (B) the date the Grantee’s employment by the Company and its subsidiaries terminates due to the Grantee’s death or Disability.

Should the Grantee’s employment by the Company and its subsidiaries terminate (regardless of the reason for such termination, but other than due to the Grantee’s death or Disability), such holding period requirement shall not apply as to any shares acquired upon payment of Earned RPSRs to the extent such payment is made more than one year after such termination of employment. (For purposes of clarity, in such circumstances the holding period requirement will apply as to any shares acquired upon payment of Earned RPSRs within one year after such a termination of employment.)

Exhibit 10.31

For purposes of this Section 9, the total number of shares of Common Stock the Grantee receives as payment for Earned RPSRs shall be determined on a net basis after taking into account any shares otherwise deliverable with respect to the award that the Company withholds to satisfy tax obligations pursuant to Section 6.1. Any shares of Common Stock received in respect of shares that are covered by the holding period requirements of this Section 9 (such as shares received in respect of a stock split or stock dividend) shall be subject to the same holding period requirements as the shares to which they relate.

10.    Definitions.

Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of either or both of the following:

(i) The Grantee’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii) The willful engaging by the Grantee in misconduct that is significantly injurious to the Company. However, no act, or failure to act, on the Grantee's part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Change in Control” is used as defined in the Plan.

“Change in Control Severance Arrangement” means a “Special Agreement” entered into by and between the Grantee and the Company that provides severance protections in the event of certain changes in control of the Company or the Company’s Change-in-Control Severance Plan, as each may be in effect from time to time, or any similar successor agreement or plan that provides severance protections in the event of a change in control of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s Compensation Committee or any successor committee appointed by the Board to administer the Plan.

“Common Stock” means the Company’s common stock.

“Disability” means, with respect to a Grantee, that the Grantee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Grantee’s employer; all construed and interpreted consistent with the definition of “Disability” set forth in Code Section 409A(a)(2)(C).

“Fair Market Value” is used as defined in the
Plan; provided, however, the Committee in determining such Fair Market Value for purposes of the award may utilize such other exchange, market, or listing as it deems appropriate.

Exhibit 10.31

“Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:

(i) A material and substantial reduction in the nature or status of the Grantee’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee, and/or (B) changes in the nature or status of the Grantee’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the Grantee having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Grantee immediately prior to the start of the Protected Period. The Company may retain a nationally-recognized executive placement firm for purposes of making the determination required by the preceding sentence and the written opinion of the firm thus selected shall be conclusive as to this issue. In addition, if the Grantee is a vice president, the Grantee’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Grantee’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Grantee’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Grantee’s lack of a vice president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Grantee immediately prior to the commencement of the Protected Period do not have the title of vice-president.

(ii) A reduction by the Company in the Grantee’s annualized rate of base salary as in effect on the first to occur of the start of the Performance Period or the start of the Protected Period, or as the same shall be increased from time to time.

(iii) A material reduction in the aggregate value of the Grantee's level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Grantee participates immediately prior to the start of the Protected Period provided; however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(iv) A material reduction in the Grantee’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(v) The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Grantee’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (v) more than ninety (90) days before such intended effective date.

The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

Exhibit 10.31

“Governmental Service Retirement” means a
Retirement by the Grantee where the Grantee accepts a position in the federal government or a state or local government and an accelerated distribution under the award is permitted under Code Section 409A based on such government employment and related ethics rules.

“Parent” is used as defined in the Plan.

“Plan” means the Huntington Ingalls Industries, Inc. [__] Long-Term Incentive Stock Plan, as it may be amended from time to time.

The “Protected Period” corresponding to a
Change in Control of the Company shall be a period of time determined in accordance with the following:

(i) If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in
Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii) If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii) In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

“Retirement” or “Retire” means that the
Grantee terminates employment after attaining age 55 with at least 10 years of service (other than in connection with a termination by the Company or a subsidiary for cause). In the case of a Grantee who is an officer of the Company subject to the Company’s mandatory retirement at age 65 policy, “Retirement” or “Retire” shall also include as to that Grantee (without limiting the Grantee’s ability to Retire pursuant to the preceding sentence) a termination of the Grantee’s employment pursuant to such mandatory retirement policy (regardless of the Grantee’s years of service and other than in connection with a termination by the Company or a subsidiary for cause).

“Successor” means the person acquiring a Grantee’s rights to a grant under the Plan by will or by the laws of descent or distribution.